UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
 SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF
                THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-13731

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                             1001 NINETEENTH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 312-9500
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)       [ ]
                                      Rule 15d-6                 [ ]


         Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934, Friedman, Billings, Ramsey Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: March 31, 2003

                               FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.


                               By:      /s/ Emanuel J. Friedman
                                  __________________________________
                                  Name:  Emanuel J. Friedman
                                  Title: Chairman and
                                         Co-Chief Executive Officer